                                                                    EXHIBIT 18.1

                             (ARTHUR ANDERSEN LETTERHEAD)



February 26, 1997



Genmar Holdings, Inc.
100 South Fifth Street
Suite 2400
Minneapolis, MN  55402

    Re:  Form 10-K Report for the Year Ended December 31, 1996

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of December 1, 1996, the Company changed from the completed contract method of accounting for long-term construction contracts to the percentage of completion method. According to the management of the Company, this change was made to more accurately reflect periodic recognition of income and costs on certain custom yachts sold directly to consumers under contract. Such contracts normally include significant progress payments and the final completion of the yacht typically is subject to a variety of customer enhancement requests.

ACCOUNTING RESEARCH BULLETIN NO. 45: LONG-TERM CONSTRUCTION-TYPE CONTRACTS states that when estimates of costs to complete and extent of progress towards completion of long-term contracts is reasonably dependable, the percentage-of-completion method is preferable. As such, we are of the opinion that the Company's change in method of accounting is preferable.

Very truly yours,



ARTHUR ANDERSEN LLP


                                          56